Exhibit 10.1
Execution Version

Third Amendment to Loan and Security Agreement
March 24, 2025
JPMorgan Chase Bank, National Association, as Administrative Agent
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713
Attention: Nicholas Rapak
JPMorgan Chase Bank, National Association, as Administrative Agent
383 Madison Avenue
New York, New York 10179 Attention: James Greenfield
Email: james.r.greenfield@jpmorgan.com de_custom_business@jpmorgan.com
JPMorgan Chase Bank, National Association, as Lender
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713
Attention: Nicholas Rapak
cc:    U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator
U.S. Bank National Association, as Securities Intermediary MSC Income Fund, Inc., as Portfolio Manager

Ladies and Gentlemen:
Reference is hereby made to the Loan and Security Agreement, dated as of February 3, 2021 (as amended by the First Amendment to Loan and Security Agreement, dated June 2, 2023, and by the Second Amendment to the Loan and Security Agreement, dated August 31, 2023, the "Agreement"), among MSIF Funding, LLC, as borrower (the "Company"), JPMorgan Chase Bank, National Association, as administrative agent (in such capacity, the "Administrative Agent"), MSC Income Fund, Inc., as portfolio manager (the "Portfolio Manager"), JPMorgan Chase Bank, National Association, as lender (in such capacity, the "Lender"), U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as collateral agent (in such capacity, the "Collateral Agent") and as collateral administrator (in such capacity, the "Collateral Administrator") and U.S. Bank National Association, as securities intermediary (in such capacity, the "Securities Intermediary"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

(A)The Agreement is hereby amended in accordance with Section 10.05 thereof to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Agreement attached as Exhibit A hereto. Exhibit A hereto constitutes the changed pages of the conformed copy of the Agreement including amendments made pursuant to this Third Amendment.
(B)The effectiveness of this Third Amendment shall be subject to receipt by the Administrative Agent of (i) an opinion of counsel for the Company with respect to the enforceability of this Third Amendment in form and substance reasonably satisfactory to the Administrative Agent and (ii) the fee specified in the Third Amendment Effective Date Letter in accordance with Section 4.03(e) of the Agreement.
(C)The Administrative Agent (in its own capacity and in its capacity as agent of the Lenders) reserves all of its rights, privileges, powers and remedies under the Agreement and the other Loan Documents, as well as under applicable law (whether determined at law or in equity). Except as specifically provided herein, the Agreement shall remain in full force and effect and the execution of this Third Amendment shall not operate as a waiver of any violation of, or any right, privilege, power or remedy of any party under, the Agreement or any other Loan Document; all such rights, privileges, powers and remedies are expressly reserved. The Administrative Agent's or any Lender's exercise or failure to exercise any rights, privileges, powers and remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights, privileges, powers and/or remedies in any other instance or instances.
(D)THIS THIRD AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(E)This Third Amendment may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
(F)The individual executing this Third Amendment on behalf of the Company hereby certifies to the Administrative Agent that (i) such individual is a duly authorized officer of the Company and has the authority to make the certifications set forth in the following subclause (ii) and (ii) as of the date of this Third Amendment, (x) all of the representations and warranties set forth in Section 6.01 of the Agreement are true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date, and
(y) no Market Value Event has occurred and no Event of Default has occurred and is continuing.
(G)The Collateral Agent, the Collateral Administrator and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, and the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Third Amendment and makes no representation with respect thereto. In entering into this Third Amendment, the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall be entitled to the benefit of every provision of the Agreement relating to the conduct or affecting the liability of or affording protection to the Collateral Agent, the Collateral Administrator and the Securities Intermediary, including their right to be compensated, reimbursed and indemnified in accordance with the terms thereof. The Administrative Agent, by its signature hereto, authorizes and directs the Collateral Agent, the Collateral Administrator and the Securities Intermediary to acknowledge and agree this Third Amendment.

Very truly yours,

MSIF FUNDING, LLC, as Company By:

By: /s/ Cory E. Gilbert
Name: Cory E. Gilbert
Title: Chief Financial Officer and Treasurer

The Administrative Agent and the Lender agree to the modifications of the Agreement set forth in this Third Amendment above upon satisfaction of the conditions precedent specified above.

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By: /s/ James Greenfield
Name: James Greenfield
Title: Managing Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By: /s/ James Greenfield
Name: James Greenfield
Title: Managing Director

Acknowledged and agreed as of the first date set forth above for purposes of the modifications of the Agreement set forth in this Third Amendment above:

MSC INCOME FUND, INC.,
as Portfolio Manager

By: /s/ Cory E, Gilbert
Name: Cory E, Gilbert
Title: Chief Financial Officer and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent

By: /s/ Maria D. Calzado
Name: Maria D. Calzado
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Securities Intermediary

By: /s/ Maria D. Calzado
Name: Maria D. Calzado
Title: Senior Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Administrator

By: /s/ Maria D. Calzado
Name: Maria D. Calzado
Title: Senior Vice President

EXHIBIT A

CHANGED PAGES OF CONFORMED LOAN AND SECURITY AGREEMENT

Execution Version
Conformed through the ~~Second~~Third Amendment, dated as of ~~August 31~~March 24, ~~2023~~2025

LOAN AND SECURITY AGREEMENT

dated as of February 3, 2021 among
MSIF FUNDING, LLC
The Lenders Party Hereto
The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent and
MSC INCOME FUND, INC.,
as Portfolio Manager

the Administrative Agent from time to time by notice thereof to the Company and the Portfolio Manager; provided, further, that providers may be removed from this definition as and to the extent set forth in the Effective Date Letter.
"Net Advances" means the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds (other than Principal Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled).
"Net Asset Value" means, on any date of determination, the sum of (A) the sum of the product for each Portfolio Investment, other than, for any Loan, the unfunded commitment amount of a Delayed Funding Term Loan or Revolving Loan of (x) the Market Value of such Portfolio Investment (both owned and in respect of which there is an outstanding Purchase Commitment that has traded but has not settled other than Portfolio Investments for which clause (2) of the proviso hereto is applicable) multiplied by (y) the funded principal amount of such Portfolio Investment plus (B) the amounts then on deposit in the Unfunded Exposure Account and the CAD Unfunded Exposure Account (including cash and Eligible Investments); provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment which has traded but not settled within fifteen (15) Business Days from the related Trade Date thereof and (3) any Ineligible Investments will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes. For the avoidance of doubt, if the Trade Date for the sale of a Portfolio Investment has occurred, but the related Settlement Date has not occurred, then the Net Asset Value of such Portfolio Investment shall be calculated in accordance with this definition as if such Portfolio Investment remains owned by the Company until the applicable Settlement Date.
"Non-Call Period" means the period beginning on, and including, the Effective Date and ending on the earlier to occur of (i) the date on which a Non-Call Termination Event occurs and (ii) August 31, ~~2024~~2026.
"Non-Call Termination Event" means an event that occurs at any time during the
Non-Call Period if (i) on any Business Day, JPMorgan Chase Bank, National Association ceases to act as Administrative Agent, (ii) the Administrative Agent or any Lender makes a claim for increased costs or indemnity pursuant to Section 3.01(f) or Section 3.03(c), (iii) the maturity of the Secured Obligations is accelerated following the occurrence of an Event of Default or (iv) (x) the Company has properly delivered at least ten (10) Notices of Acquisition relating to Senior Secured Loans during the prior twelve
(12) calendar month period and each such Notice of Acquisition satisfied all conditions set forth in this Agreement, (y) the Administrative Agent has failed to approve the Portfolio Investments proposed to be acquired in at least five (5) of such Notices of Acquisition within the time period specified in Section 1.02(c); provided that if the Administrative Agent initially does not approve but then subsequently approves any such Portfolio Investment, it shall be deemed an approval of such Portfolio Investment to the extent that the applicable Portfolio Investment is subsequently purchased by the Company and (z) the proposed Portfolio Investment in respect of each such Notice of Acquisition (I) would have satisfied the Eligibility Criteria as of the applicable date of determination and (II) would have satisfied the Concentration Limitations or, if the Concentration Limitations were not satisfied at the time of such Notice of Acquisition, the Concentration Limitations would have been maintained or improved as of the applicable date of determination if the Portfolio Investment set forth in such Notice of Acquisition had been approved. For purposes of this definition, the Company shall be deemed to have delivered a Notice of Acquisition with respect to each individual Initial Portfolio Investment.

"Proceeding" has the meaning set forth in Section 10.07(b).
"Purchase" means each acquisition of a Portfolio Investment hereunder (other than by Substitution), including, for the avoidance of doubt, by way of a contribution or a grant of a Participation Interest pursuant to any Sale Agreement.
"Purchase Commitment" has the meaning set forth in Section 1.02(a).
"Recurring Revenue Loan" means a Senior Secured Loan underwritten based on the definition of "annualized recurring revenue" (or an equivalent term) in the Underlying Instruments, or if no such definition exists in such Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Portfolio Manager, including, without limitation, software as a service subscription revenue, and designated as a Recurring Revenue Loan by the Administrative Agent in its sole discretion.
"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.
"Register" has the meaning set forth in Section 3.01(c).
"Reinvestment Period" means the period beginning on, and including, the Effective Date and ending on, but excluding, the earliest of (i) February 3, ~~2027~~2029, (ii) the date on which a Market Value Event occurs and (iii) the date on which an Event of Default occurs.
"Related Parties" has the meaning set forth in Section 9.01.
"Relevant Governmental Body" means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.
"Request for Advance" has the meaning set forth in Section 2.03(d).
"Required Lenders" means Lenders holding 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments.
"Responsible Officer" means with respect to the Collateral Agent, the Securities Intermediary or the Collateral Administrator, any officer of such Person customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement.
"Restricted Payment" means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

Professional Service (or any successor thereto) (or such other recognized service or publication used by the Collateral Administrator for purposes of determining currency spot rates in the ordinary course of its business from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day, as determined by the Collateral Administrator. The determination of the Spot Rate shall be conclusive absent manifest error and neither the Collateral Agent nor the Collateral Administrator shall be liable for the conversion rate.
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that notwithstanding any provision herein to the contrary, the term "Subsidiary" shall not include any Person that constitutes an investment held by the Company in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Company.
"Substitute Portfolio Investment" has the meaning specified in Section 1.06. "Substitution" has the meaning specified in Section 1.06.
"Substitution Date" has the meaning specified in Section 1.03.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term SOFR Rate" means, for each Calculation Period relating to an Advance, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such Calculation Period for rates with a tenor of three months, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
"Term SOFR Reference Rate" means, for any day and time (such day, the "Term SOFR Determination Day"), for each Calculation Period relating to an Advance, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (Central Standard time) on the fifth (5th) Business Day immediately following any Term SOFR Determination Day, the "Term SOFR Reference Rate" for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
"Third Amendment Effective Date" means March 24, 2025.
"Third Amendment Effective Date Letter" means the letter agreement, dated as of the Third Amendment Effective Date, by and between the Company and the Administrative Agent.
"Trade Date" has the meaning set forth in Section 1.03.

"Transaction Schedule" has the meaning set forth in the introductory section of this
Agreement.
"UCC" means the Uniform Commercial Code in effect in the State of New York. "Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
"Uncertificated Security" has the meaning set forth in the UCC.
"Underlying Instruments" means the loan agreement, credit agreement, indenture or other agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.
"Unfunded Exposure Account" means the account established by the Securities Intermediary in accordance with Section 8.01 for the deposit of funds in USD used to cash collateralize the Unfunded Exposure Amount and designated as the "Unfunded Exposure Account" (and any successor accounts established in connection with the resignation or removal of the Securities Intermediary).
"Unfunded Exposure Amount" means, on any date of determination, with respect to any Delayed Funding Term Loan or Revolving Loan, an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan or Revolving Loan.
~~"Unfunded Exposure Equity Amount" means on any date of determination, an amount equal to (i) the Unfunded Exposure Amounts with respect to all Delayed Funding Term Loans multiplied by (ii) 50%.~~
"Unfunded Exposure Shortfall Amount" means, on any date of determination~~, (i) prior to the date two (2) Business Days prior to the end of the Reinvestment Period, an amount equal to the greater of (x) 0 and (y) the Unfunded Exposure Equity Amount for all Portfolio Investments minus the amounts on deposit in the Unfunded Exposure Account and the CAD Unfunded Exposure Account, and~~
~~(ii) on and after the date two (2) Business Days prior to the end of the Reinvestment Period~~, an amount equal to the greater of (x) 0 and (y) the aggregate of the Unfunded Exposure ~~Amount for all Portfolio Investments~~ Amounts for all Delayed Funding Term Loans and Revolving Loans minus the sum of (i) the amounts on deposit in the Unfunded Exposure Account and the CAD Unfunded Exposure Account and
(ii) 5% of the Collateral Principal Amount.
"USD" and "$" mean U.S. dollars.
"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning set forth in Section 3.03(f). "Working Capital Facility" means a revolving lending facility or "first out" tranche secured on a first lien basis by all or a portion of the assets of the related obligor, the obligor's Leverage

(ii)    At the request of any Lender, any prepayment pursuant to Section 4.03(c)(i), whether in full or in part, that is made on a date other than an Interest Payment Date shall be accompanied by any costs incurred by such Lender in respect of the breakage of its funding at the Term SOFR Rate for the related Calculation Period.
(d)The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (the "Commitment Fee") in accordance with the Priority of Payments which shall accrue at 0.75% per annum on the average daily unused amount of the Financing Commitment of such Lender during the applicable period during the period from and including the date of this Agreement to but excluding the last day of the Reinvestment Period. Accrued and unpaid Commitment Fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(e)The Company agrees to pay the Administrative Agent on the date of this Agreement, for the account of each Lender, an upfront fee on the date hereof in the aggregate amount specified in the Effective Date Letter. The Company agrees to pay the Administrative Agent on the Second Amendment Effective Date an upfront fee in the aggregate amount specified in the Second Amendment Effective Date Letter. The Company agrees to pay the Administrative Agent on the Third Amendment Effective Date an upfront fee in the aggregate amount specified in the Third Amendment Effective Date Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances.
(f)Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Section 8.01(c). All such prepayments shall be accompanied by accrued and unpaid interest; provided that, if a prepayment does not occur on an Interest Payment Date, either (i) such prepayment shall be subject to the payment of administrative expenses due and payable on the next succeeding Interest Payment Date which are payable prior to the repayment of Advances pursuant to Section 4.05 or (ii) the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Interest Collection Account and the CAD Interest Collection Account to pay outstanding administrative expenses which are payable prior to the repayment of Advances pursuant to Section 4.05 hereof on the next Interest Payment Date after giving effect to such prepayment.
SECTION 4.04.    MV Cure Account.
(a)The Company shall cause all cash received by it in connection with a Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders). All amounts contributed to the Company by Parent in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.
(b)Amounts on deposit in the MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or, following the occurrence and during the continuance of an Event of Default or following the occurrence amounts in each of the Permitted CAD Accounts for USD at the applicable Spot Rate and deposit such converted amounts into the Interest Collection Account, the Principal Collection Account or the Unfunded Exposure Account, respectively.
SECTION 4.07.    Termination or Reduction of Financing
Commitments.
(a)(i) Subject to the requirements of this Section 4.07(a), the Company shall be entitled at its option on any Business Day, to either (x) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premiums (if any) and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (y) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances (after giving effect to any concurrent prepayment of Advances). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any termination or reduction, as applicable, pursuant to this Section 4.07(a)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of termination or reduction, as applicable. Each such notice shall be irrevocable (unless such notice conditions such prepayment upon consummation of a transaction which is contemplated to result in a prepayment of outstanding Advances, in which event such notice may be revocable or conditioned upon such consummation) and shall specify the date of termination or reduction, as applicable, and the principal amount of the Financing Commitments to be so terminated or reduced, as applicable. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial reduction of Financing Commitments shall be in an amount not less than U.S.$2,000,000.
(ii)    Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, during the Non-Call Period (unless a Non-Call Termination Event has occurred) shall be accompanied by a premium equal to the Early Termination Premium. Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, during the period from (but excluding) the last day of the Non-Call Period to (and including) to, but excluding, February 28, ~~2025~~2027, shall be accompanied by a premium equal to 1% of the principal amount of Financing Commitments so terminated or reduced, as applicable (unless a Non-Call Termination Event has occurred).
(b)The Financing Commitments shall be automatically and irrevocably reduced by all amounts that are used to prepay or repay Advances following the occurrence of a Market Value Event or an Event of Default.
(c)All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.
(d)The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period.
ARTICLE V
THE PORTFOLIO MANAGER
SECTION 5.01.    Appointment and Duties of the Portfolio
Manager.

(c)shall take all actions consistent with and shall not take any action contrary to the "Facts and Assumptions" sections in the opinions of Dechert LLP, dated as of the Effective Date, relating to certain true sale and non-consolidation matters;
(d)shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan; provided that the Company shall not acquire any Delayed Funding Term Loan or Revolving Loan if such acquisition would cause the Unfunded Exposure Amount, collateralized or uncollateralized, to exceed ~~5~~10% of the Collateral Principal Amount;
(e)shall comply with all Anti-Corruption Laws and applicable Sanctions and the Portfolio Manager shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and its directors, managers, officers, employees and agents with
Anti-Corruption Laws and applicable Sanctions;
(f)shall not amend (1) any of its constituent documents or (2) any Loan Document in any manner that would reasonably be expected to adversely affect the Lenders in any material respect without, in each case, the prior written consent of the Administrative Agent;
(g)shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, any other Loan Document or the Advances, except as may be expressly permitted hereby, (B) permit any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens or (C) take any action that would cause the Lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free and clear of any Lien (for purposes of the UCC), except for Permitted Liens;
(h)shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), which consent may be withheld in the sole and absolute discretion of the Required Lenders, enter into any hedge agreement;
(i)shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Company (or by the Collateral Agent on behalf of the Company) in accordance with subsection (a) above materially misleading or change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least 10 Business Days (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);
(j)shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each

SCHEDULE 1

1.Types of Financing

Transaction Schedule

Available

Financing Limit

Advances

yes

Prior to a Commitment Increase Date: U.S.$300,000,000; After a
Commitment Increase Date, if any, U.S.$300,000,000
plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S.$450,000,000 in the
aggregate
2.Lenders    Financing Commitment
JPMorgan Chase Bank, National Association    Prior to a Commitment Increase Date:
U.S.$300,000,000; After a Commitment Increase Date, if any, U.S.$300,000,000 plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S.$450,000,000 in the aggregate, in each case, as reduced from time to time pursuant to Section 4.07
3.Scheduled Termination Date:    February 3, ~~2028~~2030
4.Interest Rates

Applicable Margin for Advances:

With respect to interest based on the Benchmark, ~~3.00~~2.20% per annum (subject to increase in accordance with Section 3.01(b)).
With respect to interest based on the Base Rate, ~~3.00~~2.20% per annum (subject to increase in accordance with Section 3.01(b)).
5.Account Numbers
Custodial Account:    198757-700
Interest Collection Account:    198757-201
Principal Collection Account:    198757-202
MV Cure Account:    198757-400
Unfunded Exposure Account:    198757-500
CAD Custodial Account:    198757-701
CAD Interest Collection Account:    198757-203

SCHEDULE 4
Concentration Limitations
The "Concentration Limitations" shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments (other than any Ineligible Investments) owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below:
1.Portfolio Investments issued by a single obligor and its affiliates may not exceed an aggregate principal balance equal to 4% of the Collateral Principal Amount; provided that Portfolio Investments issued by 3 obligors and their respective affiliates may each constitute up to an aggregate principal balance equal to 5% of the Collateral Principal Amount. Notwithstanding the foregoing, no obligor shall deemed an affiliate of any person solely because they are under the control of the same private equity sponsor or similar sponsor or because such obligor is owned by a common holding company with an obligor of another obligation so long as the collateral securing such loans is not common.
2.Not less than 90% of the Collateral Principal Amount may consist of Senior Secured Loans and cash and Eligible Investments on deposit in the Collection Account and the CAD Principal Collection Account as Principal Proceeds.
3.Not more than 10% of the Collateral Principal Amount may consist of Second Lien Loans or Recurring Revenue Loans, collectively.
4.Not more than 20% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by obligors that belong to the same Moody's Industry Classification; provided that (i) on and after August 3, 2021, not more than 15% of the Collateral Principal Amount may consist of Portfolio Investments that are issued in obligors that belong to Industry Classification 12, (ii) on and after August 3, 2021, obligors whose primary end-user clients are entities that belong to Industry Classification 12 shall be included in the Concentration Limitation relating to Industry Classification 12 and (iii) on and after February 3, 2022, not more than 10% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by obligors that belong to Industry Classification 12 (as modified pursuant to subclause (ii) above). Subject to the proviso above, as used herein, "Moody's Industry Classifications" means the industry classifications set forth in Schedule 6 hereto, as applicable, which classification (x) shall be determined by the Portfolio Manager (with the consent of the Administrative Agent in its sole and absolute discretion) on the purchase date for the applicable Portfolio Investment and (y) shall be deemed to be updated without further action by any party if Moody's publishes revised industry classifications (following which all references to Industry Classifications above shall be to the applicable successor industry classifications).
5.The Unfunded Exposure Amount shall not exceed ~~5~~10% of the Collateral Principal Amount.
6.(a) Not more than 10% of the Collateral Principal Amount may consist of Portfolio Investments denominated in CAD and (b) not more than 10% of the Collateral Principal